EXHIBIT (11)





                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the following with respect of Post-Effective Amendment No. 30 to the Registration Statement (No. 33-20827) on Form N-1A under the Securities Act of 1933, as amended, of The RBB Fund, Inc.:


          (BULLET) The inclusion of our report dated October 16, 1995 on our audit of financial statements and financial highlights of the Government Securities, Money Market, Municipal Money Market, Government Obligations Money Market, and New York Municipal Money Market Portfolios of The RBB Fund, Inc., in the Statement of Additional Information.


          (BULLET) The reference to our Firm under the headings "Financial Highlights" in the Prospectus and under the heading "Independent Accountants" in the Statement of Additional Information.



COOPERS & LYBRAND L.L.P.



Philadelphia, Pennsylvania
November 30, 1995